EX-99.e.1.ii

AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT (“Amendment”) to the Underwriting Agreement (the “Agreement”) dated as of September 30, 2021, by and between Mercer Funds, a Delaware statutory trust (the “Trust”), and MGI Funds Distributors, LLC, a Delaware limited liability company (the “Underwriter”), is made effective as of the 31st day of October 2023.

RECITALS

WHEREAS, the Board of Trustees of the Trust have approved the creation of a new series of the Trust, the Mercer Short Duration Fixed Income Fund (the “Short Duration Fund” and together with the other series of the Trust, the “Portfolios”);

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement; and

WHEREAS, the Trust wishes to retain the Underwriter to serve as distributor for the Short Duration Fund and to provide for the sale and distribution of the Shares of the Short Duration Fund, and the Underwriter wishes to furnish such services.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby appoints the Underwriter to serve as the distributor of the Shares of the Portfolios identified on Exhibit A in accordance with the terms set forth in the Agreement. The Underwriter accepts such appointment and agrees to furnish such services. The Underwriter agrees not to engage in any business activity other than as the principal underwriter for the Trust, unless the Trust has otherwise agreed in writing to such activity. Nothing herein shall be intended to prevent the Underwriter’s “affiliated persons” (as such term is defined in the Investment Company Act of 1940, as amended) from engaging in other business activities.

2.	The Trust and the Underwriter each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

(Signature Page Follows)

Mercer Funds			MGI Funds Distributors, LLC.

By:	/s/ Erin Lefkowitz		By:	/s/ Teresa Cowan
	Name:	Erin Lefkowitz		Name:	Teresa Cowan
	Title:	Vice President		Title:	President

EXHIBIT A

THIS EXHIBIT A, dated as of October 31, 2023, is Exhibit A to that certain Underwriting Agreement dated as of September 30, 2021, between MGI Funds Distributors, LLC and Mercer Funds.

PORTFOLIOS

Mercer US Large Cap Equity Fund

Mercer US Small/Mid Cap Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Core Fixed Income Fund

Mercer Opportunistic Fixed Income

Mercer Short Duration Fixed Income Fund